EXHIBIT 10.2

CORVUS PHARMACEUTICALS, INC.

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to Amended and Restated Employment Agreement (this “Amendment”) is made and entered into by and between Richard A. Miller (the “Executive”) and Corvus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), effective as of March 31, 2023 (the “Effective Date”).  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Amended and Restated Employment Agreement entered into between Executive and the Company as of December 22, 2015 (the “Agreement”).

WHEREAS, Executive serves the Company as its President and Chief Executive Officer pursuant to the terms and conditions of the Agreement.

WHEREAS, Executive and the Company have agreed to reduce the Base Salary provided in the Agreement.

WHEREAS, each of Executive and the Company desire to amend the Agreement to reflect such Base Salary reduction and to clarify the impact of such reduction on any severance that could become payable pursuant to the Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Base Salary.  Section 2(a) of the Agreement is hereby deleted and replaced in its entirety by the following:

(a)     Base Salary.  Effective as of March 31, 2023, Executive’s annual base salary (“Base Salary”) shall equal $34,840, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices, provided, that in the event of Executive’s Covered Termination, Executive’s Base Salary shall be automatically increased to $300,000 per year effective as of immediately prior to the Executive’s termination date.  The Board or a committee of the Board shall review Executive’s Base Salary periodically and any adjustments to Executive’s Base Salary will be made solely at the discretion of the Board or a committee of the Board.

2.Effect of this Amendment.  Effective as of the Effective Date, this Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby.  From and after the Effective Date, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby.  Except as specifically amended as set forth herein, each term and condition of the Agreement shall continue in full force and effect.

3.Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision or rule that would result in the application of any law other than the State of California.

4.Counterparts; Electronic and Facsimile Signatures.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Amendment may be executed and delivered electronically (including by transmission of .pdf files) and by facsimile and, upon such delivery, such signatures will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto have executed this Amendment as of the day and year set forth below.

COMPANY:

CORVUS PHARMACEUTICALS, INC.

By:	/s/ Leiv Lea
Name:	Leiv Lea
Title:	CFO
Date:	7/20/2023

EXECUTIVE:

/s/ Richard A. Miller
Dr. Richard A. Miller
Date:	7/20/2023

Signature Page to Amendment to Amended and Restated Employment Agreement